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                                                                     Exhibit 2.1

                          THE LAW CONCERNING NIPPON
                           TELEGRAPH AND TELEPHONE
                               CORPORATION, ETC



                       (Law No. 85 of December 25, 1984)
                             As amended last by :
                          Law No. 98 of June 20, 1997


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(Purpose)
Article l.
(1) The Nippon Telegraph and Telephone Corporation (hereinafter referred to as "the Company") shall be a company limited (Kabushiki Kaisha) whose purpose is to own all the shares issued by East Nippon Telegraph and Telephone Corporation and West Nippon Telegraph and Telephone Corporation, to ensure proper and stable delivery of telecommunication services supplied by the latter two companies as well as to engage in research and study of telecommunication technologies that would constitute the basis of telecommunications.
(2) East Nippon Telegraph and Telephone Corporation and West Nippon Telegraph and Telephone Corporation (hereinafter referred to as "the Regional Companies") shall be companies whose purpose is to operate local telecommunications businesses.

(Business Activities)
Article 2.
(1) The Company shall, in order to accomplish its corporate objectives, engage in the following business activities:
     i) To accept and hold the shares issued by the Regional Companies and to execute the rights of shareholder of relative equity;
     ii) To offer necessary advice and assistance in the form of mediation, etc;
     iii) To conduct research studies related to telecommunication technologies that would constitute the basis of telecommunications;
     iv)  Business activities related to the preceding three stipulations.
(2) The Company can engage in the business activities necessary for execution of its objective, subject to the approval of the Minister of Posts and Telecommunications, in addition to the carrying out of preceding operational activities.
(3) The Regional Companies shall, in order to execute their corporate objectives, conduct following business activities:
     i) Local telecommunication business (referring to the type of telecommunication services, of which communications are limited within a prefecture that can be delivered without intermediary facilities of other telecommunication service operators. The same will apply hereinafter) to be delivered in the following prefectures (Area to be specified separately by Ministerial Ordinance of Posts and Telecommunications when there is a need for it in view of the usage of telecommunication services at the point of time. The same will apply hereinafter);

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      a) As for East Nippon Telegraph and Telephone Corporation, Hokkaido,
         Aomori Prefecture, Iwate Prefecture, Miyagi Prefecture, Akita Prefecture, Yamagata Prefecture, Fukushima Prefecture, Ibaraki Prefecture, Tochigi Prefecture, Gunma Prefecture, Saitama Prefecture, Chiba Prefecture, Tokyo Metropolis, Kanagawa Prefecture, Niigata Prefecture, Yamanashi Prefecture and Nagano Prefecture:
     b) As for West Nippon Telegraph and Telephone Corporation, Kyoto Prefecture, Osaka Prefecture and other prefectures than those stipulated in a):
ii)  Business activities related to the preceding item.
(4) The Regional Companies can, based on the approval of the Minister of Posts and Telecommunications, engage in the following business activities:
i) In addition to the items listed in the preceding stipulations, those business and activities necessary for the execution of corporate objectives of the Regional Companies;
ii) Local telecommunication services to be delivered by them respectively in the municipal area other than those where they are supposed to conduct local telecommunication business based on the stipulations in the first sub-item of prior items.

(Obligations)
Article 3.

  The Company and the Regional Companies shall, in managing their own businesses, give consideration to the maintenance of its proper and efficient management and shall contribute to the securement of appropriate, fair and stable provision of nationwide telephone services by providing such services indispensable to the people's life appropriately and impartially. In addition, the Company shall endeavor, in view of the importance of the role which telecommunications will play in the future progress of society and economy, to contribute to the creative advancement and development of telecommunications technologies in Japan through promoting research and study regarding activities in telecommunications technology and through disseminating the results thereof, and thereby promote the interests of the public.

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(Shares)
Article 4.
(1) The Government shall always hold one-third or more of the total number of the outstanding shares of the Company.
(2) The Company shall obtain authorization from the Minister of Posts and Telecommunications in order to issue new shares. The same shall apply to the issuance of convertible debentures or debentures with preemptive rights to take new shares.

Article 5.
(1) The Company shall always hold all the shares of each of the Regional Companies.
(2) The Regional Companies shall obtain authorization from the Minister of Posts and Telecommunications in order to issue new shares. The same shall apply to the issuance of convertible debentures or debentures with preemptive rights to take new shares.

(Treatment of Shares Acquired by Foreign Nationals Etc.)
Article 6.
(1) When the Company has received a request to enter the name and address in its register of shareholders from those persons set forth in any of the following items who have acquired its shares, the Company shall not do so if the aggregate of the ratio of the voting rights directly held by the persons set forth in the item i) through iii) and the ratio prescribed in the provisions of the applicable ordinance of the Ministry of Posts and Telecommunications as the ratio of voting right indirectly held by such persons through controlling the persons set forth in item iv) (such an aggregate will be referred to as the "ratio of voting rights of foreign nationals etc.) in this Article reaches or exceeds one fifth by accepting of the request:

     i)    Any person who does not have Japanese nationality;
     ii)   Any foreign government or its representative;
     iii)  Any foreign juridical person or association;
     iv) Any juridical person or association whose voting rights directly held by the persons set forth in the preceding three items exceed the ratio prescribed in the applicable ordinance of the Ministry of Posts and Telecommunications.

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(2)  In cases when it makes the "ratio of voting rights of foreign nationals etc." reach or exceed one fifth to register all Article 30 paragraph (1) of the Law Concerning Central Depository and Book-entry Delivery for Share Certificate Central Depository Securities (Law No. 30 of 1984), by those persons set forth in any of the items in the preceding paragraph who are the beneficiary in the notice prescribed in Article 31 paragraph (1) of the Law, on the Company's beneficial owners list in accordance with the provision of Article 32 paragraph (1) of the Law as listed in the notice prescribed in Article 31 paragraph (1) of the Law, on the Company's beneficial owners list in accordance with the provision of Article 32 paragraph (2) of the Law, the Company shall not register on its beneficial owners list, regardless of the provision of Article 32 paragraph (2) of the Law, the Law, those shares except such shares which may be registered in the manner stipulated in the applicable ordinance of the Ministry of Posts and Telecommunications by which only part of such shares are entered on its beneficial owners list so that the "ratio of voting rights of foreign nationals etc." does not reach or exceed one fifth.
(3) In the case, other than in those cases provided in the preceding two paragraphs, when the total number of the Company's outstanding shares changes, the Company shall take necessary measures to ensure that the "ratio of voting rights of foreign nationals etc." does not reach or exceed one fifth.
(4) The Company shall give public notice of the "ratio of voting rights of foreign nationals etc." before such days as stipulated in the applicable ordinance of the Ministry of Posts and Telecommunications in advance of the first day of the period stipulated in Article 224-3 paragraph (1) of the Commercial Code (Law No. 48 of 1899) or the date in the same paragraph in the manner stipulated in the applicable ordinance of the Ministry of Posts and Telecommunications.

(Disposal of Shares Owned by the Government)
Article 7.
  Disposal of shares owned by the Government shall be within the limitation on the number of shares decided by the Diet in the relevant annual budget.

(Restriction on Use of Trade Name)
Article 8.
  No person other than the Company or the Regional Companies shall use the term, "Nippon Telegraph and Telephone Corporation", "East Nippon Telegraph and Telephone Corporation" or "West Nippon Telegraph and Telephone Corporation" in his or her trade name.

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(General Mortgage)
Article 9.
(1) A holder of debentures of the Company shall, with respect to the property of the Company, have the right to have his or her claim satisfied, in preference to other creditors. A holder of debentures of the Regional Company shall, with respect to the property of the Regional Company, have the right to have his or her claim satisfied, in preference to other creditors.
(2) The order of the preferential right referred to in the preceding paragraph shall be next to the general preferential rights under the provision of the Civil Code (Law No. 89 of 1896).

(Directors and Auditors)
Article 10.
(1) Any person who does not have Japanese nationality shall not assume the office of director or auditor of the Company or the Regional Companies.
(2) Any resolution for the appointment or dismissal of directors or auditors of the Company shall not take effect unless authorized by the Minister of Posts and Telecommunications.

(Change of Articles of Incorporation, Etc.)
Article 11.
(1) Any resolution for change in the articles of incorporation, or for merger or dissolution of the Company and the Regional Companies or for disposal of profits of the company shall not take effect unless authorized by the Minister of Posts and Telecommunications.
(2) The authorization from the Minster of Posts and Telecommunications for the resolution for merger of the Regional Companies referred to in the preceding paragraph (excluding those resolutions for merger, after which the Regional Company/Companies continues/continue to exist, between the Regional Company/Companies and a juridical person who does not operate Type I Telecommunications business (which is stipulated in Article 6 paragraph
     (2) of the Telecommunications Business Law (Law No.86 of 1985)) shall be regarded as the authorization under the provisions of Article 16 paragraph
     (2) of the same law with respect to the application of the same paragraph.


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(Business Program)
Article 12.
  The Company and the Regional Companies shall formulate its business program for each business year and shall obtain authorization from the Minister of Posts and Telecommunications before the commencement of that business year. The same shall apply when such program is to be amended.

(Financial Statements)
Article 13.
  The Company and the Regional Companies shall submit to the Minster of Posts and Telecommunications, within three months after the end of each business year, its balance sheet, profit and loss account and business report for that business year.

(Transfer Etc. of Important Facilities)
Article 14.
  The Regional Companies shall obtain authorization from the Minister of Posts and Telecommunications in order to transfer or mortgage their telecommunications trunk lines or other important telecommunications facilities.

(Order Etc. for Audit)
Article 15.
(1) The Minister of Posts and Telecommunications may, if the Minister determines it to be necessary in enforcing this Law, appoint auditors of the Company and the Regional Companies and have them audit specific items and report to him the audit results.
(2) The auditor of the Company and the Regional Companies may, if he or she determines it to be necessary, submit to the Minister of Posts and Telecommunications his or her opinions based on the audit results.

(Supervision)
Article 16.
(1) The Company and the Regional Companies shall be placed under supervision of the Minister of Posts and Telecommunications in accordance with the provisions of this Law.
(2) The Minister of Posts and Telecommunications may, if the Minister determines it to be necessary in enforcing this Law, issue to the Company and the Regional Companies orders necessary for the supervision with respect to its business activities.

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(Report)
Article 17.
  The Minister of Posts and Telecommunications may, to the extent necessary to enforce this Law, require the Company and the Regional Companies to make reports relating to its business activities.

(Consultation with the Minster of Finance)
Article 18.
  The Minister of Posts and Telecommunications shall consult with the Minister of Finance before:
  i) the Minister of Posts and Telecommunications grants the Company authorizations under Article 4 paragraph (2), Article 11 paragraph (1) (with respect to authorization, this Article shall apply only to those relating to resolutions for change in the total number of shares to be issued by the Company), or Article 12;
  ii) the Minister of Posts and Telecommunications grants the Regional Companies under Article 11 paragraph (1), (with respect to authorization, this Article shall apply only to those relating to resolutions for merger and dissolution), Article 12 or Article 14.

(Penal Provision)
Article 19.
(1) When a director, auditor or employee of the Company and the Regional Companies has received, demanded or promised to receive a bribe in connection with this person's functions, this person shall be guilty of an offense and liable to penal servitude for a term not exceeding three years. Anyone who has committed an improper action or has omitted a proper action thereby shall be guilty of an offense and liable to penal servitude for a term not exceeding seven years.
(2) When a person who intends to become a director, auditor or employee of the Company or one of the Regional Companies has received, demanded or promised to receive a bribe in response to a solicitation in connection with the functions such person will assume after such person's appointment, such person shall, upon such person's becoming such director, auditor or employee, be guilty of an offense and liable to penal servitude for a term not exceeding two years.

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(3)  When a person who was a director, auditor or employee of the Company or one of the Regional Companies has received, demanded or promised to receive a bribe in response to a solicitation in connection with such person's having committed an improper action or having omitted a proper action in the course of performing such person's functions while such person was in office, such person shall be guilty of an offense and liable to penal servitude for a term not exceeding two years.

Article 20.
  In the case specified in each paragraph of the preceding Article, the bribe which the offender has received shall be confiscated. Where it is unable to confiscate any part or the whole part of the bribe, the amount of money equivalent thereto shall be sought and collected.

Article 21.
(1) Any person who has given, offered or promised to give a bribe as stipulated in each paragraph of Article 19 shall be guilty of an offense and liable to penal servitude for a term not exceeding three years or a fine not exceeding two million and five hundred thousand yen.
(2) When a person who has committed any offense stipulated in the preceding paragraph denounces himself or herself to the authorities, the sentence thereof may be reduced or remitted.

Article 22.
  The provisions of Article 4 of the Penal Code(Law No. 45 of 2907) shall apply, mutatis mutandis, to the offenses specified in Article 19 of this Law.

Article 23.
  When any of the violations enumerated in the following items has occurred, a direct auditor of the Company and the Regional Companies who has committed the violation shall be guilty of an offense and liable to a fine not exceeding one million yen:
  i) When the Company or a Regional Company performed business activities without obtaining the authorization approval specified in Article 2 paragraph (2) or Article 4;
  ii) When the Company or a Regional Company performed business activities other than those stipulated in Article 2;

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  iii) When the Company or a Regional Company issued new shares, convertible debentures or debentures with preemptive rights to take new shares in contravention of the provisions of in Article 4 paragraph(2) or Article 5 paragraph (2);
  iv) When the Company or a Regional Company disposed of the shares of the Regional companies in contravention of the provisions of Article 5 paragraph (1);
   v) When the Company or a Regional Company have failed to submit application for authorization prior to the start of business year or prior to the implementation of business program which is subject to change in contravention of the provision of Article 12;
  vi) When the Company or a Regional Company, in contravention of the provisions of Article 13, have failed to submit their balance sheet, profit and loss statements, account or business report, or have submitted such documents containing an untrue statement;
  vii) When the Company or a Regional Company, in contravention of the provisions of Article 14, have alienated or collateralized their own equipment and/or facilities;
  viii)When the Company or a Regional Company have contravened any order issued under the provisions of Article 16 paragraph (2);
  ix)  When the Company has failed to make the report under the provisions of
       Article 17 or has made any false report.

Article 24.
     In cases when any violations to the provisions of Article 6 paragraphs (1) or (2) has occurred, the employee of the Company and the Regional Companies or share transfer agent ( where the share transfer agent is a juridical person, its employee) who has committed the violation shall be guilty of an offense and liable to fine not exceeding five hundred thousand yen.

Article 25.
(1) Any person who has violated the provisions of Article 8 shall be guilty of an offense and liable to a fine not exceeding two hundred thousand yen.
(2) When a representative of a juridical person, or proxy, employee or any other person in the employ of a juridical or natural person has committed the violation referred to in the preceding paragraph in connection with the business activities of the juridical or natural person, the juridical or natural person shall, in addition to the punishment of the offender, be guilty of an offense and liable to the fine stipulated in the same paragraph.
Article 26.
  A director who neglects to give public notice or gives false public notice in contravention of the provisions of Article 6 paragraph (4) shall be liable to a non-penal fine not exceeding one million yen.

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Supplementary Provisions
------------------------

(Date of Enforcement)
Article 1.
  This Law shall come into force as from the date of promulgation. The provisions of Articles 11 and 12 of the Supplementary Provisions shall, however, come into force as from April l, 1985.

(Review of the Nature of the Company)
Article 2.
  The Government shall, within five years after the date of the incorporation of the Company, review the nature of the Company, taking into account the situation under which this Law is enforced and changes in circumstances after the enforcement of this Law, etc., and shall take necessary measures based upon the conclusion of the review.

(Incorporation of the Company)
Article 3.
(1) The Minister of Posts and Telecommunications shall appoint members of an organizing committee and shall have them function as promoters of the Company.
(2) The organizing committee shall prepare the articles of incorporation and shall obtain authorization thereof from the Minister of Posts and Telecommunications.
(3) The Minister of Posts and Telecommunications shall consult with the Minister of Finance before granting authorization under the preceding paragraph.
(4) The matters specified in each item of Article 168-2 of the Commercial Code with respect to shares to be issued at the time of incorporation of the Company shall be stipulated in the articles of incorporation of the Company.
(5) With respect to shares to be issued at the time of incorporation of the Company, more than one half of the total amount of the issue-prices of the shares may not, regardless of the main provisions of Article 284-2 paragraph (2) of the Commercial Code, not be credited to the capital. In this case, "this Code" in paragraph (1) of the same Article shall be read as "this Code or the Nippon Telegraph and Telephone Corporation Law".


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(6)  The Nippon Telegraph and Telephone Public Corporation (hereinafter referred to as "the Public Corporation") shall accept all shares to be issued at the time of incorporation of the Company, and the organizing committee shall allot all the shares to the Public Corporation.
(7) The government shall exercise the rights, relating to the incorporation of the Company, as the accepter of the shares allotted under the provisions of the preceding paragraph.
(8) The Public Corporation shall contribute the whole of its assets to the Company at the time of incorporation of the Company. In this case, the provisions of Article 68 of the Nippon Telegraph and Telephone Public Corporation Law (Law No. 250 of 1952) shall not apply.
(9)  With respect to the application of the provisions of Article 180 paragraph
     (1) of the Commercial Code in connection with the incorporation of the Company, "payment and contribution in the form of property other than money under the provisions of Article 177" in the same paragraph shall be read as "allotment of shares under the provisions of Article 3 paragraph
     (6) of the Supplementary Provisions of the Nippon Telegraph and Telephone Corporation Law".
(10) The performance with respect to the contribution by the Public Corporation under the provisions of paragraph (8) above shall be made at the time of enforcement of the provisions of Article 11 of the Supplementary
     Provisions, and the Company shall be incorporated at such time regardless of the provisions of Article 57 of the Commercial Code.
(11) Regardless of the provisions of Article 188 paragraph (1) of the Commercial Code, the Company shall, upon incorporation, effect the registration of incorporation without delay.
(12) Shares of the Company acquired by the Public Corporation as a result of the contribution shall be transferred gratuitously to the government at the time of incorporation of the Company.
(13) The provisions of Article 167, Article 168 paragraph (2) and Article 181 of the Commercial Code shall not apply to the incorporation of the Company.

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(Dissolution Etc. of the Public Corporation)
Article 4.
(1) The Public Corporation shall be dissolved at the time of incorporation of the Company, and all rights and liabilities of the Public Corporation shall, at such time, be succeeded to by the Company.
(2) With respect to the settlement accounts, inventory, balance sheet and profit and loss account of the Public Corporation for the business year commencing on April 1, 1984, precedent shall continue to apply, except for parts related to Article 10 paragraph (2) item ii) and Article 58 paragraph
     (1) (limited to part related to the audit report to be submitted by the auditor) of the Nippon Telegraph and Telephone Public Corporation Law.
(3) The registration of dissolution of the Public Corporation under the provisions of paragraph (1) above shall be stipulated in the applicable cabinet ordinance.

(Transitional Measures for Succession of Rights and Liabilities)
Article 5.
(1) Guarantee contracts which the government has made under the Law Concerning Special Measures with Respect to the Acceptance of Foreign Capital from the International Bank for Reconstruction and Development Etc. (Law No. 51 of
     1953) with respect to the Public Corporation obligations concerning its telegraph and telephone bonds to be succeeded to by the Company under the provisions of paragraph (1) of the preceding Article shall continue to be effective, even after the succession, on the precedent terms and conditions with respect to the obligations relating to such bonds. Precedent shall continue to apply with respect to taxes or other imposts on interests of telegraph and telephone bonds related to said guarantee contracts or on gains from redemption of these bonds.
(2) With respect to the obligations, which are to be succeeded to by the Company under paragraph (1) of the preceding Article, of the telegraph and telephone bonds subscribed by or borrowings loaned from the Trust Fund Bureau Fund, the Company shall be deemed a juridical person stipulated in item 3 or 4 of the same paragraph in applying Article 7 paragraph (1) of the Trust Fund Bureau Fund Law (Law No. 100 of 1941).

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(3)  With respect to the obligations, which are to be assumed by the Company under the provisions of paragraph (1) of the preceding Article, of the telegraph and telephone bonds subscribed by the Postal Life Insurance and the Postal Annuity Special Account stipulated in Article 1 of the Postal Life Insurance and the Postal Annuity Special Account Law (Law No. 12 of
     1944) prior to its amendment under the provision of Article 10 of the Supplementary Provisions of the Law Amending a Part of the Postal Life Insurance Law (Law No. 50 of 1990), the Company shall be deemed a juridical person stipulated in Article 3 paragraph (1) item iv) of the Law Concerning the Operation of the Funds of Postal Life Insurance (Law No. 210 of 1952) in the application of the same paragraph.

(Transitional Measures Concerning Employees)
Article 6.
(1) Those who are actually the employees of the Public Corporation at the time of incorporation of the Company shall become the employees of the Company upon incorporation of the Company.
(2) No retirement allowance prescribed in the National Government Employees Etc. Retirement Allowance Law (Law No. 182 of 1953) shall be payable to the employees of the Public Corporation who become those of the Company in accordance with the provisions of the preceding paragraph.
(3) When the Company intends to pay a retirement allowance to the employees of the Company to whom the provisions of the preceding paragraph are applied, the continued period during which they served the Public Corporation shall be regarded and treated as their service period with the Company.

Article 7.
  Deleted

Article 8.
  Deleted

Article 9.
(1) No real property acquisition taxes, special land holding taxes to be imposed on acquisition of land, or automobile acquisition taxes shall be imposed on the Company's acquisition of real property and / or automobiles related to the contribution by the Public Corporation pursuant to the provisions of Article 3 paragraph 8 of the Supplemental Provisions.


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(2)  With respect to the land which is acquired and continuously held by the
     Company and is related to the contribution by the Public Corporation under the provisions of Article 3 paragraph (8) of the Supplemental Provisions, no special land holding taxes shall be imposed on the land which was acquired by the Public Corporation prior to January 1, 1969 ( with respect to the land located in Okinawa Prefecture, prior to April 1, 1972 ).
(3) With respect to the land which is acquired and continuously held by the Company and is related to the contribution by the Public Corporation under the provisions of Article 3 paragraph (8) of the Supplementary Provisions ( limited to the land which the Public Corporation acquired on April 1, 1982 or later), no special land holding taxes shall be imposed on the land if more than ten years have elapsed as of January 1 of the year during which the Company is required to pay the tax by self-assessment under the provisions of Article 599 paragraph (1) of the Local Tax Law (Law No. 226 of 1950) after the Public Corporation acquired the said land.
(4) With respect to the land which is acquired and continuously held by the Company as a result of the contribution by the Public Corporation under the provisions of Article 3 paragraph (8) of the Supplementary Provisions (limited to the land which the Public Corporation acquired during the period from January 1, 1969 (with respect to the land located in Okinawa Prefecture, from April 1, 1972) to March 31, 1982), no special land holding taxes shall be imposed on the land other than those which are located in "urbanized areas" as stipulated in Article 7 paragraph (1) of the City Planning Law (Law No. 100 of 1968) as of January 1 of the year during which the Company is required to pay the tax by self-assessment under the provisions of Article 599 paragraph (1) of the Local Taxes Law if more than ten years have elapsed since the Public Corporation acquired the said land.
(5) The performance related to the contribution of share certificates (including the equity stipulated in the provisions of Article 4 paragraph
     (2) of the Security Transaction Tax Law (Law No. 102 of 1953)) by the Public Corporation under the provisions of Article 3 paragraph (8) of the Supplementary Provisions herein shall not fall under the transfer of securities stipulated in Article l of the same law.
(6) No registration and license taxes shall be imposed on the registration of incorporation required to the Company under the provisions of Article 3 paragraph (11) of the Supplementary Provisions and on the registrations required to the Company with respect to the transfer of the property related to the contribution by the Public Corporation under the provisions of Article 3 paragraph (8) of the same Supplementary Provisions.

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(7)  With respect to the amount of expenses for test and research for the business year to which the date of incorporation of the Company belongs, the main provisions of Article 42-4 paragraph (1) of the Special Taxation Measures Law (Law No. 26 of 1957) shall apply: Provided that "the amount of expenses for test and research of each business year to be included in the amount of loss in the calculation of income for the respective business year during the period from the business year (in this Article referred to as "the basic year") immediately prior to the business year of the juridical person including January 1, 1967 to the business year immediately prior to the concerned applicable business year" in the same paragraph shall read "the amount of expenses for test and research for the business year including April 1, 1984 of the Nippon Telegraph and Telephone Public Corporation*, and that "in the case of exceeding the largest amount of" in the same paragraph shall read "in the case of exceeding the amount of" and that the proviso of the same paragraph shall not be applicable.
(8) In addition to those stipulated in the preceding paragraph, matters necessary for the application of laws and ordinances relating to the corporation tax to be imposed on the Company in connection with the incorporation of the Company shall be stipulated in the applicable cabinet ordinance.

(Entrustment to Cabinet Ordinance)
Article 10.

  In addition to the provisions of Article 3 through the preceding Article of the Supplementary Provisions, matters necessary for the incorporation of the Company and the dissolution of the Public Corporation shall be stipulated in the applicable cabinet ordinance.

(Repeal of Nippon Telegraph and Telephone Public Corporation Law Etc.)
Article 11.
  The following laws shall be repealed:
  i)  The Nippon Telegraph and Telephone Public Corporation Law;
  ii) The Nippon Telegraph and Telephone Public Corporation Enforcement Law (Law No. 251 of 1952).


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(Transitional Measures Concerning Repeal of Nippon Telegraph & Telephone Public
Corporation Law)
Article 12.
(1) Administrative dispositions, procedures and other acts made before the enforcement of the preceding Article in accordance with the provisions of the Nippon Telegraph and Telephone Public Corporation Law prior to its repeal under the provisions of the preceding Article (hereinafter referred to as "the Old Law") shall be deemed administrative dispositions, procedures and other acts made under the corresponding provisions of this Law.
(2) With respect to the application of the provisions of the Old Law to the emoluments payable to the employees of the Public Corporation for the period prior to the enforcement of the preceding Article, precedent shall continue to apply.
(3) With respect to the disciplinary punishments to the employees to whom the provisions of Article 6 paragraph (1) of the Supplementary Provisions apply, which are imposed under the provisions of Article 33 of the Old Law, prior to the enforcement of the preceding Article and disciplinary punishments related to cases prior to the enforcement of the preceding Article, precedent shall continue to apply. In this case, if such disciplinary punishments are to be imposed after the enforcement of the preceding Article, a person who represents the Company or its delegate shall execute such disciplinary punishments.
(4) With respect to the obligation to indemnify for any matter prior to the enforcement of the preceding Article by an employee in charge of handling cash as stipulated in Article 69 of the Old Law or a person designated by the President of the Public Corporation as an employee in charge of the control of goods under the provisions of Article 70 of the Old Law, precedent shall continue to apply.
(5) With respect to the audit of the accounting of the Public Corporation by the Board of Audit under the provisions of Article 73 of the Old Law, precedent shall continue to apply.
(6) With respect to the compensation to the employees of the Public Corporation for casualties on duty or accidents in commutation, which occurred prior to the date of enforcement of the preceding Article, precedent shall continue to apply.
(7) With respect to the application of penal provisions to an act committed prior to the enforcement of the preceding Article, precedent shall continue to apply.
(8) In addition to the provisions of the preceding paragraphs, necessary transitional measures in connection with the repeal of the Nippon Telegraph and Telephone Public Corporation Law shall be stipulated in the applicable cabinet ordinance.

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(Exception of Manner of Counting Total Number of Outstanding Shares)
Article 13.
(1)  With respect to the application of the provision of Article 4 paragraph
     (1), for the time being, the number of increased shares (referred to as "the number of uncounted shares" in the succeeding paragraph) in cases where issuance of new shares in accordance with the provision of Article 280-2 of the Commercial Code, issuance of new shares by exercise of preemptive rights of debentures with preemptive rights to take new shares, conversion of convertible shares or conversion to shares from debentures has occurred shall not respectively be counted in the total number of outstanding shares in the provision.
(2) In cases where division or union of shares has occurred after the increase of shares stipulated in the preceding paragraph, the number calculated by the number of uncounted shares multiplied by the ratio of division or union (where division or union of shares has occurred more than two times, the ratio corresponding to multiplied ration of each time) shall be the number of shares uncounted in the total number of outstanding shares in the provision.

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